Exhibit 10.16

POWER OF ATTORNEY

QUALYTEXTIL S/A, A company duly organized and existing in accordance with the laws of Brazil, with its registered office in the City of Salvador, State of Bahia, at Rua Luxemburgo, s/nº, Loteamento Granjas Rurais, Presidente Vargas, Quadra O, Lotes 82 and 83, São Caetano, Brazil, enrolled with the Brazilian Taxpayers Roll of the Ministry of Finance (CNPJ/MF) under no. 04.011.170/0001-22, herein duly represented IN ACCORDANCE WITH ITS Charter Documents, together with its successors and permitted assigns (the “Qualytextil”) hereby irrevocably and irreversibly appoints WACHOVIA BANK, duly organized and existing in accordance with the laws of New York, with its registered office at 12 East 49th Street, 20th Floor, New York, New York  10017, represented in accordance with its corporate documents (the “Bank”), as its attorney-in-fact to act in its name and place, with the following powers:

(a)
upon the occurrence of an Event of Default which is continuing (as defined in the Credit Agreement), to sell, assign, transfer or in any other way dispose of all or part of the Equipment pledged to the Bank pursuant to the Equipment Pledge and Security Agreement entered into between the Bank and Qualytextil on May 13, 2008 (as from time to time amended, the “Equipment Pledge and Security Agreement”), at market prices and upon market terms and conditions and subject to applicable law irrespective of any prior or subsequent notice to Qualytextil with respect thereto, in accordance with the provisions set forth in the Equipment Pledge and Security Agreement and in Article 1,433, Item IV, and Article 1,435, Item V, of the Brazilian Civil Code, and apply the proceeds thus received for the payment of the Secured Obligations the due and unpaid as well for the payment or reimbursement of all other costs and expenses incurred as a result of such sale, being vested with all necessary powers incidental thereto, including, without limitation, the power and authority to execute transfer documents, including discharge documentation with respect to the Equipment, to purchase foreign currency and make all remittances abroad, to sign any necessary foreign exchange contract with financial institutions in Brazil that may be required to such remittances and to represent the Grantor before the Central Bank of Brazil, financial institutions, private and public law legal entities and any Brazilian governmental authority when necessary to accomplish the purpose of the Equipment Pledge and Security Agreement; and

(b)
upon the occurrence of an Event of Default which is continuing, to take any action and to execute and deliver any instrument consistent with the terms of the as deemed necessary or advisable to accomplish the purpose of the Equipment Pledge and Security Agreement.

Any notice by the Bank that at such time an Event of Default has occurred and is continuing shall be conclusive against Qualytextil and all other third parties. Capitalized terms used, but not defined herein, shall have the meaning ascribed to them in the Credit Agreement and/or in the Equipment Pledge and Security Agreement.

The powers granted herein are in addition to the powers granted by the Bank in the Equipment Pledge and Security Agreement and not to cancel or revoke any of such powers. This power of attorney is irrevocable and is granted as a condition to the Equipment Pledge and Security Agreement and as a means to comply with the obligations set forth therein, in accordance with the Article 684 and the sole paragraph of Article 686 of the Brazilian Civil Code, and shall be valid and effective until The Bank has receives full payment of the obligations secured by the Equipment Pledge and Security Agreement to its satisfaction. The Bank may delegate the power granted through this power of attorney.

Qualytextil has caused its duly authorizes representatives to execute this power of attorney on May 13, 2008.

QUALYTEXTIL S/A

By: /s/ Miguel G. Bastos	By: /s/ Elder Marcos Vieira da Conceicao
Name: Miguel G. Bastos	Name: Elder Marcos Vieira da Conceicao
Title: CFO	Title: CEO